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                                                                    EXHIBIT 3.2

                          ACTION WITH RESPECT TO BYLAWS

         By unanimous written consent of the Board of Directors of netGuru, Inc., a Delaware corporation (the "Corporation"), executed on or about October 22, 2004, to be effective as of October 29, 2004, and in accordance with Article XIV of the Corporation's Bylaws:

A. Section 2 of Article VI of the Bylaws is amended and restated to read in its entirety as follows:

                  SECTION 2. ANNUAL MEETING. The annual meeting of the stockholders shall be held each year at such place within or without the State of Delaware and on a date and at a time as may be designated from time to time by the Board of Directors. At the annual meeting, the stockholders then entitled to vote may elect by written ballot, if requested to do so prior to the vote, directors and shall transact such other business as may properly be brought before the meeting.

B.       The following Section 10 is added to Article VI of the Bylaws:

                  SECTION 10. NOMINATIONS AND PROPOSALS. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at any meeting of stockholders only (a) pursuant to the corporation's notice of meeting,
         (b) by or at the direction of the Board of Directors or (c) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in these Bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 10; provided that stockholder nominations of persons for election to the Board of Directors at a special meeting may only be made if the Board of Directors has determined that directors are to be elected at the special meeting.

                  For nominations or other business to be properly brought before a stockholders' meeting by a stockholder pursuant to clause (c) of the preceding sentence, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice must be delivered to the Secretary at the principal executive offices of the corporation not later than: (A) in the case of the 2004 annual meeting, the close of business on November 5, 2004; (B) in the case of an annual meeting other than the 2004 annual meeting, the close of business on the 45th day before the first anniversary of the date on which the corporation first mailed its proxy materials for the prior year's annual meeting of stockholders; provided, however, that if the date of the meeting has changed more than 30 days from the date of the prior year's meeting, then in order for the stockholder's notice to be timely it must be delivered to the Secretary at the principal executive offices of the corporation a reasonable time before the corporation mails its proxy materials for the current year's meeting; provided further, that for purposes of the preceding sentence, a "reasonable time" shall conclusively be deemed to coincide with any adjusted deadline publicly


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         announced by the corporation pursuant to Rule 14a-5(f) or otherwise;
         and (C) in the case of a special meeting, the close of business on the seventh day following the day on which public announcement is first made of the date of the special meeting. In no event shall the public announcement of an adjournment of a stockholders' meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (or any successor thereto, "Exchange Act") and Rule 14a-11 thereunder (or any successor thereto) (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, the text of the proposal or business (including the text of any resolutions proposed for consideration); and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation's books, and of such beneficial owner, (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (X) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (Y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation. Notwithstanding any provision herein to the contrary, no business shall be conducted at a stockholders' meeting except in accordance with the procedures set forth in this Section 10.

                  For purposes of this Section 10, "public announcement" shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press, Reuters, Market Wire or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

                  Notwithstanding the foregoing provisions of this Section 10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 10. Nothing in this Section 10 shall be deemed to affect any rights (1) of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to


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         Rule 14a-8 under the Exchange Act, if applicable to the corporation, or
         (2) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the corporation's Certificate of Incorporation.

                  Except as otherwise provided by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 10 and, if any proposed nomination or business was not made or proposed in compliance with this Section 10, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

C. Section 1 of Article VIII of the Bylaws is amended and restated to read in its entirety as follows:

                  SECTION 1. WHAT CONSTITUTES NOTICE. Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, written notice is required to be given to any director or stockholder, such notice may be given to such person, either personally or by sending a copy thereof through the mail, by telegraph, by private delivery service, or by facsimile transmission, charges prepaid, to his address appearing on the books of the corporation. Written notice to directors may also be given by e-mail. If the notice is sent by mail, by telegraph or by private delivery service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or private delivery service for transmission to such person. If the notice is sent by facsimile transmission or by e-mail, it shall be deemed to have been given upon transmission, if transmission occurs before 5:00 p.m. at the place of receipt, and upon the date following transmission, if transmission occurs after 5:00 p.m. at the place of receipt.



   The remainder of the Corporation's Bylaws remain in full force and effect.


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                            CERTIFICATE OF SECRETARY


         The undersigned certifies that:

                  (1) The undersigned is the duly elected and acting Secretary of netGuru, Inc. (the "Corporation"); and

                  (2) The foregoing Action with Respect to Bylaws describes actions taken with respect to the Corporation's Bylaws, as duly adopted and approved by unanimous written consent of the Corporation's Board of Directors executed on or about October 22, 2004, to be effective as of October 29, 2004.

         IN WITNESS WHEREOF, I have hereunto subscribed my name on or about October 22, 2004.


                                                     /s/ Clara Y.M. Young
                                                     ---------------------------
                                                     Clara Y.M. Young, Secretary


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